                     CONSENT OF ARTHUR ANDERSEN & CO. KFT.



We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated 9 January 1996 relating to the balance sheet of UBP-Csepel Iron Foundry Kft. as of 30 September 1995 in the Registration Statement on Form S-3 and related Prospectus of Universal Automotive Industries, Inc.



Arthur Andersen & Co. Kft.


ARTHUR ANDERSEN & CO. KFT.




Budapest, Hungary
24 July 1996